Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class, as follows:

                       Votes for     Votes withheld
Ravi Akhoury           144,159,880   5,756,274
Jameson A. Baxter      144,089,420   5,826,734
Charles B. Curtis      144,163,005   5,753,149
Robert J. Darretta     144,131,113   5,785,041
Myra R. Drucker        144,185,199   5,730,955
John A. Hill           144,123,942   5,792,212
Paul L. Joskow         144,226,682   5,689,472
Elizabeth T. Kennan    143,986,867   5,929,287
Kenneth R. Leibler     144,161,109   5,755,045
Robert E. Patterson    144,163,377   5,752,777
George Putnam, III     144,132,419   5,783,735
Robert L. Reynolds     144,288,500   5,627,654
W. Thomas Stephens     144,223,485   5,692,669
Richard B. Worley      144,224,274   5,691,880

A proposal to approve a new management contract between the fund and Putnam Management with both Fund Family breakpoints and performance fees was approved as follows:

                Votes for    Votes against   Abstentions  Broker non votes

                16,949,671   1,094,657       763,507      5,999,694

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

                Votes for    Votes against   Abstentions  Broker non votes

                  17,008,549   989,910         809,375      5,999,694

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

                Votes for    Votes against   Abstentions  Broker non votes

                       17,028,251   1,003,802       775,780      5,999,695

A proposal to amend the fundamental investment restrictions with respect to diversification of investments was approved as follows:

                Votes for    Votes against   Abstentions  Broker non votes

                       17,232,688   786,792         788,358      5,999,690

A proposal to amend the fundamental investment restrictions with respect to borrowing was approved as follows:

                Votes for    Votes against   Abstentions  Broker non votes

                       16,845,314   1,169,199       793,320      5,999,695

A proposal to amend the fundamental investment restrictions with respect to making loans was approved as follows:

                 Votes for    Votes against   Abstentions  Broker non votes

                       16,849,515   1,154,227       804,092      5,999,694


All tabulations are rounded to the nearest whole number.